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                                                                  Exhibit (m)(6)

                                    EXHIBIT D

                        PIMCO FUNDS: Multi-Manager Series

                    Distribution and Servicing Plan (Class R)

     This Plan (the "Plan"), dated as of December 5, 2002 and as amended from time to time, constitutes the Distribution and Servicing Plan with respect to the Class R shares of PIMCO FUNDS: MULTI-MANAGER SERIES, a Massachusetts business trust (the "Trust").

     Section 1. The Trust will pay to the principal distributor of the Trust's shares (the "Distributor") a fee (the "Distribution Fee") for services rendered and expenses borne by the Distributor in connection with the distribution of Class R shares of the Trust and another fee (the "Servicing Fee") in connection with personal services rendered to Class R shareholders of the Trust and/or the maintenance of Class R shareholder accounts. The Distribution Fee shall be paid at an annual rate with respect to each Fund (series) of the Trust (a "Fund") not to exceed 0.25% of the Fund's average daily net assets attributable to its Class R shares, and the Servicing Fee shall be paid at an annual rate not to exceed 0.25% of the Fund's average daily net assets attributable to Class R shares. Subject to such limits and subject to the provisions of Section 9 hereof, the Distribution and Servicing Fees shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust and may be paid in respect of services rendered and expenses borne in the past as to which no Distribution and Servicing Fees were paid on account of such limitation. If at any time this Plan shall not be in effect with respect to all Funds of the Trust, the Distribution and Servicing Fees shall be computed on the basis of sales of Class R shares or net assets attributable to Class R shares (as applicable) of those Funds for which the Plan is in effect. The Distribution and Servicing Fees shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

     Section 2. The Distribution Fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class R shares of the Trust, including, but not limited to compensation to, and expenses (including overhead and telephone expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers who engage in distribution of Class R shares, preparing, printing and delivering prospectuses and reports for other than existing Class R shareholders, providing facilities to answer questions from other than existing Class R shareholders, advertising and preparation, printing and distribution of sales literature, receiving and answering correspondence, including requests for prospectuses and statements of additional information, complying with federal and state securities laws pertaining to the sale of Class R shares and assisting investors in completing application forms and selecting dividend and other account options for Class R shares. The Servicing Fee may be spent by the Distributor on personal services rendered to Class R shareholders of the Trust and/or the maintenance of Class R shareholder accounts (but will generally not be spent on record keeping charges, accounting expenses, transfer costs, or custodian fees). The Distributor's Servicing Fee expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of,

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financial consultants or other employees of the Distributor or of participating or introducing brokers, certain banks and other financial intermediaries who aid in the processing of purchase or redemption requests for Class R shares or the processing of dividend payments with respect to Class R shares, who provide information periodically to Class R shareholders showing their positions in a Fund's Class R shares, who issue confirmations for transactions by Class R shareholders, who forward communications from the Trust to Class R shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of Class R shareholders' needs, who provide and maintain elective Class R shareholder services such as check writing and wire transfer services, who provide and maintain pre-authorized investment plans for Class R shareholders, who act as sole shareholder of record and nominee for Class R shareholders, who respond to inquiries from Class R shareholders relating to such services, who train personnel in the provision of such services or who provide such similar services as permitted under applicable statutes, rules or regulations.

     Section 3. Unless otherwise permitted under applicable law, this Plan shall not take effect with respect to any Fund of the Trust until it has been approved by a vote of at least a majority of the outstanding Class R voting securities of that Fund. This Plan shall be deemed to have been effectively approved with respect to any Fund if a majority of the outstanding Class R voting securities of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding Class R voting securities of any other Fund or that this Plan has not been approved by a majority of the outstanding Class R voting securities of the Trust.

     Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Independent Trustees may give such weight to such interest expense as they determine in their discretion.

     Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 7. This Plan may be terminated at any time with respect to the Class R shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class R voting securities of that Fund.

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     Section 8. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class R voting securities of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.

     Section 9. This Plan may not be amended to increase materially the aggregate amount of Distribution and Servicing Fees permitted pursuant to
Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4 hereof.

     Section 10. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission,
(c) the term "introducing broker" shall mean any broker or dealer who is a member of the National Association of Securities Dealers, Inc. and who is acting as an introducing broker pursuant to clearing agreements with the Distributor; and (d) the term "participating broker" shall mean any broker or dealer which is a member of the National Association of Securities Dealers, Inc. and who has entered into a selling or dealer agreement with the Distributor.

     Section 11. This Plan has been adopted pursuant to Rule 12b-1 under the Act and is designed to comply with all applicable requirements imposed under such Rule. All Distribution Fees and, to the extent that any or all of the Servicing Fees may be deemed to have financed any activity which is primarily intended to result in the sale of the Trust's shares (within the meaning of Rule 12b-1), those Servicing Fees shall be deemed to have been paid under this Plan and pursuant to clause (b) of such Rule.

Dated: December 5, 2002.